Exhibit 99.1

Green Mountain Coffee Roasters Reports Full Fiscal Year and Fourth Quarter Fiscal 2013 Results

  Fiscal Year 2013 Revenue of $4.4 billion, Up 16% vs. Year Ago (52-to-52 weeks)
  Fiscal Year 2013 Free Cash Flow of $603 million
  Fiscal Year 2013 GAAP EPS of $3.16
  Fiscal Year 2013 Non-GAAP EPS of $3.39, Up 45% vs. Year Ago (52-to-52 weeks)
  Fourth Quarter Revenue of $1.0 billion up 22% vs. Year Ago (52-to-52 weeks)
  Fourth Quarter GAAP EPS of $0.83
  Fourth Quarter Non-GAAP EPS of $0.89, Up 56% vs. Year Ago (52-to-52 weeks)

WATERBURY, Vt.--(BUSINESS WIRE)--November 20, 2013--Green Mountain Coffee Roasters, Inc., (GMCR) (NASDAQ: GMCR), a leader in specialty coffee and coffee makers with its innovative Keurig® brewing technology, today announced its results for the 13 weeks and 52 weeks ended September 28, 2013.

Performance Highlights

“We had a strong end to an excellent year, driven by continued consumer passion for the Keurig brewing system,” said Brian P. Kelley, GMCR’s President and CEO. “Our 16% annual revenue growth and 22% revenue growth for the fourth quarter were driven by robust brewer sales and continued portion pack sales momentum. We also continued to deliver solid operating results, growing non-GAAP earnings per share by 56% in the fourth quarter and 45% for the fiscal year. Importantly, for the year, free cash flow generation of $603 million was nearly eight times last year’s $77 million.”*

*Please note that the Company's fourth quarter and fiscal year 2012 included an additional week (53rd week) which added approximately $90.0 million in net sales; approximately $11.0 million (net of income taxes of $5.8 million) in net income; and, approximately $0.07 in diluted earnings per share in the fourth quarter and fiscal year 2012. The Company has provided both 52 and 53 week comparisons for its fiscal fourth quarter and fiscal year 2013 results but believes the 52-week data reflects a more meaningful comparison for the periods. Comparisons other than free cash flow exclude management’s estimates of the impact of the extra week of fiscal year 2012.

Fiscal Year 2013
($ in millions except earnings per share)	Fifty-two weeks Ended	Fifty-three weeks Ended		Fiscal 2012 as adjusted(1)
	Sept 28, 2013	Sept 29, 2012	% Increase	Fifty-two weeks	% Increase
Net sales	$4,358.1	$3,859.2	13%	$3,769.2	16%
Operating income:
GAAP	$765.2	$568.9	35%	N/A	N/A
Non-GAAP	$815.5	$621.6	31%	$604.8	35%
Net income:
GAAP	$483.2	$362.6	33%	N/A	N/A
Non-GAAP	$517.6	$381.6	36%	$370.6	40%
Diluted income per share:
GAAP	$3.16	$2.28	39%	N/A	N/A
Non-GAAP	$3.39	$2.40	41%	$2.33	45%

(1)Management’s estimates of fiscal year 2012’s 53rd week's financial results are not included in the calculation of the 52-week period, as adjusted.

Note: Complete GAAP to Non-GAAP reconciliation tables provided with this release.

Fourth Quarter 2013
	Thirteen weeks Ended	Fourteen weeks Ended		Q4 2012
($ in millions except earnings per share)				as adjusted(1)
	Sept 28, 2013	Sept 29, 2012	% Increase	Thirteen weeks	% Increase
Net sales	$1,047.2	$946.7	11%	$856.7	22%
Operating income:
GAAP	$177.3	$143.7	23%	N/A	N/A
Non-GAAP	$190.6	$157.1	21%	$140.3	36%
Net income:
GAAP	$127.0	$91.9	38%	N/A	N/A
Non-GAAP	$136.0	$101.0	35%	$90.0	51%
Diluted income per share:
GAAP	$0.83	$0.58	43%	N/A	N/A
Non-GAAP	$0.89	$0.64	39%	$0.57	56%

(1)Management’s estimates of fiscal year 2012’s 53rd week's financial results are not included in the calculation of the 13-week period, as adjusted.

Note: Complete GAAP to Non-GAAP reconciliation tables provided with this release.

Fiscal Year 2013 Financial Review

Net Revenue by Product

	Fifty-two weeks ended	Fifty-three weeks ended			Fifty-two weeks, as adjusted(1)
($ in millions)	Sept 28, 2013	Sept 29, 2012	$ Increase (Decrease)	% Increase (Decrease)	Sept 29, 2012	$ Increase (Decrease)	% Increase (Decrease)
Portion packs	$3,187.3	$2,708.9	$478.4	18%	$2,639.7	$547.6	21%
Brewers and accessories	827.6	759.8	67.8	9%	748.2	79.4	11%
Subtotal	4,014.9	3,468.7	546.2	16%	3,387.9	627.0	19%
Other products and royalties	343.2	390.5	(47.3)	(12)%	381.3	(38.1)	(10)%
Total net sales	$4,358.1	$3,859.2	$498.9	13%	$3,769.2	$588.9	16%

(1)Management's estimates of fiscal year 2012’s 53rd week's financial results are not included in the calculation of the 52-week period, as adjusted.

  Approximately 92% of consolidated fiscal year 2013 net sales were sales of Keurig® Single Cup brewers, portion packs, and Keurig®-related accessories, with the remainder of net sales consisting primarily of bagged coffee, fractional packs and our Canadian office coffee services business.

Portion Packs

  The 21% increase in portion pack revenue over the prior year period (excluding management’s estimated impact of the extra week of fiscal year 2012) was driven by a 26 percentage point increase in unit volume offset by a 1 percentage point decrease due to net price realization and a 4 percentage point decrease due to portion pack product mix.

Brewers and Accessories

  10.6 million Keurig® system brewers were sold during fiscal year 2013.
	Fifty-two wks	Fifty-three wks	FY 2012
	Ended	Ended	as adjusted (1) to
	Sept 28, 2013	Sept 29, 2012	Fifty-two wks
GMCR-sold Keurig® Brewers	9.8	8.6	8.5
Licensed partner-sold Keurig® Brewers	0.8	0.6	0.6
Total	10.6	9.2	9.1

(1)Management’s estimates of fiscal year 2012’s 53rd week's financial results are not included in the calculation of the 52-week period, as adjusted.

Other Products and Royalties

  Revenue of other products and royalties declined 10% over the prior year period (excluding management’s estimated impact of the extra week of fiscal year 2012) primarily due to the continuing demand shift from traditional coffee package formats to portion packs.
  In fiscal year 2013, gross margin improved 430 basis points to 37.2% from 32.9% in the prior year period (excluding management’s estimated impact of the extra week of fiscal year 2012). The following table quantifies the changes in gross margin period to period:

Change from FY 2012 to FY 2013
Favorable green coffee costs	+290 bps
Lower labor and overhead manufacturing costs	+100 bps
Net price realization	-100 bps
Lower warranty expense	+80 bps
Lower sales returns primarily related to Keurig® Single Cup brewers	+60 bps
  GAAP operating income improved to 17.6% of net sales in fiscal year 2013 compared to 14.7% in the prior year period.
  Non-GAAP operating income improved to 18.7% of net sales in fiscal year 2013 compared to 16.0% in the prior year period (excluding management’s estimated impact of the extra week of fiscal year 2012).
  The Company’s effective income tax rate was 34.7% for fiscal year 2013 as compared to 36.9% for the prior year.
  Diluted weighted average shares outstanding for fiscal year 2013 decreased 3.9% to 152.8 million from 159.1 million in the prior year period in part as a result of the Company’s share repurchases under its previously announced share repurchase program.

Balance Sheet & Cash Flow Highlights

“Our strong fiscal year 2013 free cash flow of $603 million, which was 125% of GAAP net income, resulted from a healthy balance of net profit growth, lower inventory levels on the working capital side and lower capital investment,” said Frances G. Rathke, GMCR’s Chief Financial Officer.

($ in millions)	Sept 28, 2013	Sept 29, 2012	% Change
Cash and cash equivalents, including restricted cash	$260.7	$71.2	266%
Accounts receivables, net	$468.0	$363.8	29%
Inventories	$676.1	$768.4	(12)%
Raw materials & supplies	$182.9	$229.9	(20)%
Coffee	$100.2	$148.9	(33)%
Packaging & other raw materials	$82.7	$81.0	2%
Finished goods	$493.2	$538.5	(8)%
Brewers & accessories	$323.2	$384.3	(16)%
Portion packs	$149.3	$120.9	23%
Other	$20.7	$33.3	(38)%
Debt outstanding and capital lease and financing obligations	$251.0	$531.5	(53)%
Cash provided by operating activities (1)	$836.0	$477.8	75%
Free cash flow (1)(2)	$603.2	$76.7	686%

(1) Represents 52 weeks for fiscal 2013 and 53 weeks for fiscal 2012.

(2) Free cash flow is calculated by subtracting capital expenditures for fixed assets from net cash provided by operating activities as reported in the unaudited statement of cash flows.

Share Repurchase and Dividend Declaration Summary

From the inception of its Board authorized share repurchase program in August of 2012 through today the Company has repurchased a total of 10.1 million shares at a total cost of $362 million and an average price of $35.82.

Separately today, the Company announced its Board of Directors has approved a new share repurchase authorization of up to $1 billion. The new share repurchase program will take effect upon completion of the Company’s current program, which has $138 million remaining of its previously authorized $500 million. The Company also announced the Board approved an indicated annual dividend of $1.00 per share, payable $0.25 per quarter and declared a quarterly cash dividend of $0.25 per share.

Fourth Quarter Fiscal Year 2013 Financial Review

Net Revenue By Product

	Thirteen weeks ended	Fourteen weeks ended			Thirteen weeks, as adjusted(1)
($ in millions)	Sept 28, 2013	Sept 29, 2012	$ Increase (Decrease)	% Increase (Decrease)	Sept 29, 2012	$ Increase (Decrease)	% Increase (Decrease)
Portion packs	$777.9	$700.2	$77.7	11%	$631.0	$146.9	23%
Brewers and accessories	190.4	150.1	40.3	27%	138.5	51.9	37%
Subtotal	968.3	850.3	118.0	14%	769.5	198.8	26%
Other products and royalties	78.9	96.4	(17.5)	(18)%	87.2	(8.3)	(10)%
Total net sales	$1,047.2	$946.7	$100.5	11%	$856.7	$190.5	22%

(1)Management's estimates of fiscal year 2012’s 53rd week's financial results are not included in the calculation of the 13-week period, as adjusted.

  As shown in the table above, approximately 92% of consolidated fourth quarter fiscal year 2013 net sales were sales of Keurig® Single Cup Brewers, portion packs, and Keurig®-related accessories, with the remainder of net sales consisting primarily of bagged coffee, fractional packs and our Canadian office coffee services business.

Portion Packs

  The 23% increase in portion pack revenue over the prior year period (excluding management’s estimated impact of the extra week of fiscal year 2012) was driven by a 29 percentage point increase in unit volume offset by a 2 percentage point decrease due to net price realization and a 4 percentage point decrease due to portion pack product mix.

Brewers and Accessories

  For the quarter, 2.6 million Keurig® system brewers were sold
	Thirteen wks		Fourteen wks	Q4 2012
	Ended		Ended	as adjusted (1) to
	Sept 28, 2013		Sept 29, 2012	Thirteen wks
GMCR-sold Keurig® Brewers	2.5		1.8	1.7
Licensed partner-sold Keurig® Brewers	0.2		0.2	0.2
Total	2.6	(2)	2.0	1.8	(2)

(1)Management’s estimates of the fiscal year 2012’s 53rd week's financial results are not included in the calculation of the 13-week period, as adjusted.

(2) Does not sum due to rounding

Other Products and Royalties

  Revenue of other products and royalties declined 10% in the quarter over the prior year period (excluding management’s estimated impact of the extra week of fiscal year 2012) primarily due to the continuing demand shift from traditional coffee package formats to portion packs.
  In the fourth quarter of fiscal year 2013, gross margin improved 240 basis points to 36.0% from 33.6% in the prior year period (excluding management’s estimated impact of the extra week of fiscal year 2012). The following table quantifies the changes in gross margin period to period:
Change from Q4 2012 to Q4 2013
Favorable green coffee costs	+380 bps
Lower labor and overhead manufacturing costs	+210 bps
Higher write-downs due to obsolescence expense of brewer inventories as part of product transition plans	-210 bps
Net price realization	-140 bps
Shift in sales mix between Keurig® Single Cup brewers and portion packs	-120 bps
Lower warranty expense	+70 bps
Lower sales returns primarily related to Keurig® Single Cup brewers	+40 bps
Other Items	+10 bps
  GAAP operating income of 16.9% of net sales in the fourth quarter of fiscal year 2013 increased from 15.2% in the prior year period.
  Non-GAAP operating income of 18.2% of net sales in the fourth quarter of fiscal year 2013 increased from 16.4% in the prior year period (excluding management’s estimated impact of the extra week of fiscal year 2012).
  The Company’s effective income tax rate was 27.8% for the fourth quarter of fiscal year 2013 as compared to 34.6% for the prior year period.
  Diluted weighted average shares outstanding as of the end of the fourth quarter of fiscal year 2013 decreased 3.0% to 153.3 million from 158.1 million in the prior year period in part as a result of the Company’s share repurchases under its previously announced share repurchase program.

Business Outlook and Other Forward-Looking Information

“Over the long term, the Company continues to expect double digit annual revenue growth and annual earnings growth in the mid-teens as we launch a new Keurig hot single-serve system and other anticipated disruptive product innovations,” said Kelley. “For fiscal year 2014, we expect net sales growth in the high single digits with some variability quarter-to-quarter as we anticipate rolling out new products to customers and managing the transition from prior generations of products.”

The Company updated its outlook for its fiscal year 2014 and expects:

  Net sales growth in the high single digits over fiscal year 2013 with stronger revenue growth in the second half of the year as a number of currently unlicensed packs are transitioned to licensed partners.
  An annual effective tax rate of 37.0%
  Non-GAAP earnings per diluted share of $3.75 to $3.85 (excluding the amortization of identifiable intangibles related to the Company’s acquisitions; any acquisition-related transaction expenses; and legal and accounting expenses related to the SEC inquiry and the Company’s pending securities and stockholder derivative class action litigation).
  Free cash flow in the range of $200 million to $300 million
  Capital investment in the range of $400 million to $450 million primarily to fund new system introductions

The Company also provided its outlook for its first quarter of fiscal year 2014:

  Net sales growth of low-to-mid single digits over the first quarter of fiscal year 2013 due to difficult brewer and portion pack sales comparisons; the impact of unlicensed packs; and, the currency headwind in Canada.
  Non-GAAP earnings per diluted share in a range of $0.85 to $0.90, an increase of 12% to 18% over the prior year period (excluding the amortization of identifiable intangibles related to the Company’s acquisitions and, legal and accounting expenses related to the SEC inquiry and the Company’s pending securities and stockholder derivative class action litigation).

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude any gain from sale of the Filterfresh U.S.-based coffee services business; legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation; and non-cash acquisition-related items such as amortization of identifiable intangibles, each of which include adjustments to show the tax impact of excluding these items. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation” table that accompanies this document for a full reconciliation the Company’s GAAP to non-GAAP results.

Conference Call and Webcast

Green Mountain Coffee Roasters, Inc. will be discussing these financial results with analysts and investors in a conference call and live webcast available via the Internet at 5:00 p.m. ET today, November 20, 2013. The call is accessible via live webcast from the events section of the Investor Relations portion of the Company’s website at http://investor.gmcr.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, passcode 5918330 from 9:00 p.m. ET on November 20, 2013 through 9:00 p.m. ET on Monday, November 25, 2013.

About Green Mountain Coffee Roasters, Inc.

As a leader in specialty coffee and coffee makers, Green Mountain Coffee Roasters, Inc. (GMCR) (NASDAQ: GMCR), is recognized for its award-winning coffees, innovative Keurig® Single Cup brewing technology, and socially responsible business practices. GMCR supports local and global communities by investing in sustainably-grown coffee, and donating a portion of its pre-tax profits to social and environmental projects. For more information visit: www.gmcr.com. To purchase Keurig® and Green Mountain Coffee® products visit: www.Keurig.com or www.greenmountaincoffee.com.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its website, www.GMCR.com, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

Forward-Looking Statements

Certain information contained in this filing constitutes "forward-looking statements." Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “aims,” “intends,” or “projects.” However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, the expected productivity and working capital improvements, the success of introducing and producing new product offerings, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, our expectations regarding purchasing shares of our common stock under the existing authorizations, and projection of payment of dividends. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in our filings with the SEC.

Actual results could differ materially from those projected in the forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GMCR-C

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	September 28, 2013	September 29, 2012
Assets
Current assets:
Cash and cash equivalents	$260,092	$58,289
Restricted cash and cash equivalents	560	12,884
Receivables, less uncollectible accounts and return allowances of $33,640 and $34,517 at September 28, 2013 and September 29, 2012, respectively	467,976	363,771
Inventories	676,089	768,437
Income taxes receivable	11,747	32,943
Other current assets	46,891	35,019
Deferred income taxes, net	58,137	51,613
Total current assets	1,521,492	1,322,956

Fixed assets, net	985,563	944,296
Intangibles, net	435,216	498,352
Goodwill	788,184	808,076
Deferred income taxes, net	149	—
Other long-term assets	30,944	42,109

Total assets	$3,761,548	$3,615,789

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	12,929	6,691
Current portion of capital lease and financing obligations	1,760	3,057
Accounts payable	312,170	279,577
Accrued expenses	242,427	171,450
Income tax payable	—	29,322
Deferred income taxes, net	233	245
Other current liabilities	27,544	29,645
Total current liabilities	597,063	519,987

Long-term debt, less current portion	160,221	466,984
Capital lease and financing obligations, less current portion	76,061	54,794
Deferred income taxes, net	252,867	270,348
Other long-term liabilities	28,721	32,544

Commitments and contingencies

Redeemable noncontrolling interests	11,045	9,904

Stockholders' equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	—	—
Common stock, $0.10 par value: Authorized - 500,000,000 shares; Issued and outstanding - 150,265,809 and 152,680,855 shares at September 28, 2013 and September 29, 2012, respectively	15,026	15,268
Additional paid-in capital	1,387,322	1,464,560
Retained earnings	1,252,407	771,200
Accumulated other comprehensive (loss) income	(19,185)	10,200
Total stockholders' equity	2,635,570	2,261,228

Total liabilities and stockholders’ equity	$3,761,548	$3,615,789

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Thirteen weeks ended	Fourteen weeks ended	Fifty-two weeks ended	Fifty-three weeks ended
	Sept 28, 2013	Sept 29, 2012	Sept 28, 2013	Sept 29, 2012
Net sales	$1,047,177	$946,736	$4,358,100	$3,859,198
Cost of sales	669,718	630,290	2,738,714	2,589,799
Gross profit	377,459	316,446	1,619,386	1,269,399

Selling and operating expenses	127,062	111,048	560,430	481,493
General and administrative expenses	73,059	61,661	293,729	219,010
Operating income	177,338	143,737	765,227	568,896

Other income, net	308	230	960	1,819
(Loss) gain on financial instruments, net	(3,481)	(4,731)	5,513	(4,945)
Gain (loss) on foreign currency, net	6,536	5,812	(12,649)	7,043
Gain on sale of subsidiary	—	—	—	26,311
Interest expense	(4,696)	(4,321)	(18,177)	(22,983)
Income before income taxes	176,005	140,727	740,874	576,141

Income tax expense	(48,864)	(48,692)	(256,771)	(212,641)
Net income	$127,141	$92,035	$484,103	$363,500

Net income attributable to noncontrolling interests	185	148	871	872

Net income attributable to GMCR	$126,956	$91,887	$483,232	$362,628

Basic income per share:
Basic weighted average shares outstanding	150,633,106	154,557,765	149,638,636	154,933,948
Net income per common share - basic	$0.84	$0.59	$3.23	$2.34

Diluted income per share:
Diluted weighted average shares outstanding	153,280,550	158,094,806	152,801,493	159,075,646
Net income per common share - diluted	$0.83	$0.58	$3.16	$2.28

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)

	Fifty-two	Fifty-three
	weeks ended	weeks ended
	September 28, 2013	September 29, 2012
Cash flows from operating activities:
Net income	$484,103	$363,500
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	183,814	135,656
Amortization of intangibles	45,379	45,991
Amortization deferred financing fees	7,125	6,050
Unrealized loss (gain) on foreign currency, net	9,159	(6,557)
(Gain) loss on disposal of fixed assets	(85)	2,517
Gain on sale of subsidiary, excluding transaction costs	—	(28,914)
Provision for doubtful accounts	689	3,197
Provision for sales returns	79,747	107,436
(Gain) loss on derivatives, net	(4,507)	6,310

Excess tax benefits from equity-based compensation plans	(54,699)	(12,070)
Deferred income taxes	(17,701)	60,856
Deferred compensation and stock compensation	26,315	18,079
Other	844	(672)
Changes in assets and liabilities:
Receivables	(187,221)	(159,317)
Inventories	87,677	(92,862)
Income tax payable/receivable, net	46,290	16,457
Other current assets	(12,668)	(6,900)
Other long-term assets, net	3,915	(469)
Accounts payable and accrued expenses	133,532	17,125
Other current liabilities	3,100	(2,718)
Other long-term liabilities	1,161	5,090
Net cash provided by operating activities	835,969	477,785

Cash flows from investing activities:
Change in restricted cash	3,005	(2,875)
Proceeds from the sale of subsidiary, net of cash acquired	—	137,733
Capital expenditures for fixed assets	(232,780)	(401,121)
Other investing activities	4,208	618
Net cash used in investing activities	(225,567)	(265,645)

Cash flows from financing activities:
Net change in revolving line of credit	(226,210)	(108,727)
Proceeds from issuance of common stock under compensation plans	29,777	12,092
Repurchase of common stock	(188,278)	(76,470)
Excess tax benefits from equity-based compensation plans	54,699	12,070
Payments on capital lease and financing obligations	(8,288)	(7,558)
Repayment of long-term debt	(71,620)	(7,814)
Other financing activities	(1,406)	3,283
Net cash used in financing activities	(411,326)	(173,124)

Change in cash balances included in current assets held for sale	—	5,160

Effect of exchange rate changes on cash and cash equivalents	2,727	1,124

Net increase in cash and cash equivalents	201,803	45,300
Cash and cash equivalents at beginning of period	58,289	12,989
Cash and cash equivalents at end of period	$260,092	$58,289

Supplemental disclosures of cash flow information:
Cash paid for interest	$9,129	$20,783
Cash paid for income taxes	$223,580	$136,407
Fixed asset purchases included in accounts payable and not disbursed at the end of each year	$30,451	$56,127
Noncash investing and financing activities:
Fixed assets acquired under capital lease and financing obligations	$27,791	$66,531
Settlement of acquisition-related liabilities through release of restricted cash	$9,227	$18,788

GREEN MOUNTAIN COFFEE ROASTERS, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share data)

	Thirteen weeks ended	Fourteen weeks ended
	September 28, 2013	September 29, 2012
Operating income	$177,338	$143,737
Expenses related to SEC inquiry (1)	2,111	1,858
Amortization of identifiable intangibles (2)	11,145	11,495
Non-GAAP operating income	$190,594	$157,090

	Thirteen weeks ended	Fourteen weeks ended
	September 28, 2013	September 29, 2012
Net income attributable to GMCR	$126,956	$91,887
After tax:
Expenses related to SEC inquiry (1)	1,435	1,184
Amortization of identifiable intangibles (2)	7,605	7,897
Non-GAAP net income attributable to GMCR	$135,996	$100,968

	Thirteen weeks ended	Fourteen weeks ended
	September 28, 2013	September 29, 2012
Diluted income per share	$0.83	$0.58
After tax:
Expenses related to SEC inquiry (1)	0.01	0.01
Amortization of identifiable intangibles (2)	0.05	0.05
Non-GAAP net income per share	$0.89	$0.64

(1) Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.

(2) Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.

GREEN MOUNTAIN COFFEE ROASTERS, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share data)

	Fifty-two weeks ended		Fifty-three weeks ended
	September 28, 2013		September 29, 2012
Operating income	$765,227		$568,896
Expenses related to SEC inquiry (1)	4,910		6,669
Amortization of identifiable intangibles (2)	45,379		45,991
Non-GAAP operating income	$815,516		$621,556

	Fifty-two weeks ended		Fifty-three weeks ended
	September 28, 2013		September 29, 2012
Net income attributable to GMCR	$483,232		$362,628
After tax:
Expenses related to SEC inquiry (1)	3,208		4,073
Amortization of identifiable intangibles (2)	31,128		31,555
Gain on sale of subsidiary (3)	—		(16,685)
Non-GAAP net income attributable to GMCR	$517,568		$381,571

	Fifty-two weeks ended		Fifty-three weeks ended
	September 28, 2013		September 29, 2012
Diluted income per share	$3.16		$2.28
After tax:
Expenses related to SEC inquiry (1)	0.02		0.03
Amortization of identifiable intangibles (2)	0.20		0.20
Gain on sale of subsidiary (3)	—		(0.10)
Non-GAAP net income per share	$3.39	*	$2.40	*

* Does not sum due to rounding.

(1) Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.

(2) Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.

(3) Represents the gain on the sale of Filterfresh, net of income taxes of $9.6 million.

CONTACT:
Green Mountain Coffee Roasters, Inc.
Suzanne DuLong, 802-488-2600
Investor.Services@GMCR.com
or
Katie Gilroy, 781-205-7345
Investor.Services@GMCR.com